PROMISSORY NOTE

$540,904.00

December 18, 2022

As stated in this note, for value received, Minaro Corp, a Nevada Corporation, promises to pay to Pineapple Consolidated, Inc., a California Corporation the sum of Five Hundred Forty Thousand Nine Hundred Four Dollars ($540,904.00), from the date hereof with principal and interest payable in lawful money of the United States of America.

Interest and principal shall be due and payable on or before June 30, 2023.

The maker of this note and every person who assumes the obligations of this note, agrees to pay the following costs, expenses, and attorney's fees paid or incurred by the holder of this note, or adjudged by a Court: (1) reasonable costs of collection, costs and expenses, and attorney's fees paid or incurred in connection with the collection, enforcement or sale of this note or any part of it whether or not suit is filed; (2) costs of suit and reasonable attorney's fees in any action to enforce payment of this note or any part of it; and (3) costs of suit and reasonable attorney's fees in any other litigation or controversy in connection with this note.

This note, and the rights and obligations of parties to it, shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of California.

By: *Matthew Feinstein*

Matthew Feinstein –
President & Chairman
Minaro Corp.